Exhibit (d) (19) (c)
AMENDMENT NO. 1 TO
FUND MANAGEMENT AGREEMENT
     THIS AMENDMENT effective as of this 7th day of December 2012 or the inception date of the PL Currency Strategies Fund listed on Exhibit A is made to the Fund Management Agreement (the “Agreement”) made the 1st day of July 2009, by and among UBS Global Asset Management (Americas) Inc., a Delaware Corporation (“Portfolio Manager”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Life Funds, a Delaware Statutory Trust (“Fund”). The Agreement is hereby amended as set forth below (together, the “Amendment”), which is effective on December 7, 2012 or the inception date of the PL Currency Strategies Fund. Capitalized terms not defined herein shall have the meaning given to them in the Agreement.
     WHEREAS, Investment Adviser, Fund Manager and the Trust are parties to the Agreement;
     WHEREAS, the parties mutually desire to amend the Agreement as set forth herein;
     WHEREAS, the Trust has retained the Investment Adviser to render investment advisory services to the various portfolios of the Trust pursuant to an Advisory Agreement, as amended, and such Agreement authorizes the Investment Adviser to engage a subadviser to discharge the Investment Adviser’s responsibilities with respect to the investment management of such portfolios; and
     WHEREAS, the parties desire to appoint Fund Manager to serve as subadviser to another portfolio of the Trust;
     NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:
     1. The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.
     2. The sentence in Section 2(i) that begins “Within 30 days....” is hereby replaced with the following:
     Within 30 days of the end of each calendar quarter during which this Agreement remains in effect, the president, a vice president, the chief compliance officer, a managing director, or other senior officer (as the Investment Adviser determines appropriate) of the Fund Manager shall certify to the Investment Adviser that (a) the Fund Manager had a Code of Ethics that complied with the requirements of Rule 17j-1 during the previous calendar quarter, (b) the Code contains procedures reasonably necessary to prevent Access Persons from violating the Code, and that (c) except as otherwise disclosed, there have been no material violations of the Code or, if a material violation has occurred, that appropriate action has been taken in response to such violation.

     3. The first sentence in Section 2(q) that begins “...will provide reasonable assistance to the Fund....” is hereby replaced with the following:
     Will provide reasonable assistance to the Trust and the Trust’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the 1940 Act, including providing notice of any regulatory exams, including any deficiencies, and changes to business operations that may affect the services provided by the Portfolio Manager under this agreement, provided that such notice will be consistent with applicable law.
     4. Section 2(r) is hereby replaced with the following:
     (r) will comply with the Trust’s policy on selective disclosure of portfolio holdings of the Trust (the “Selective Disclosure Policy”), as provided in writing to the Fund Manager and as may be amended from time to time. As such, the Fund Manager agrees not to trade on non-public portfolio holdings information of the Trust in a manner inconsistent with applicable federal and state securities law or applicable international law, including anti-fraud provisions of such laws, or inconsistent with any internal policy adopted by the Fund Manager to govern trading of its employees. Compliance with the Policy also includes the requirement of entering into confidentiality agreements that meet the minimum requirements of the Policy with certain third parties who will be receiving non-public portfolio holdings of the Trust. The Fund Manager will provide any such agreements to the Investment Adviser or the Trust, as amended or supplemented, only if reasonably requested by the Investment Adviser or the Trust, provided however that the Fund Manager may provide only those parts of the agreements that relate to ensuring conformance with the Trust’s Selective Disclosure Policy. The Fund Manager agrees to provide a certification with respect to compliance with the Selective Disclosure Policy as may be reasonably requested by the Trust from time to time.
     5. The clause in Section 13 that reads “Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law,” is hereby replaced with the following:
     Except as may otherwise be required by the provisions of this Agreement (including Section 14), the 1940 Act or the rules thereunder or other applicable law,
     6. Further, the following paragraph is hereby added to Section 13:
     Except as may otherwise be required by the provisions of this Agreement (including under Section 14), the 1940 Act or the rules thereunder or other applicable law, the Fund Manager agrees that the Trust and the Investment Adviser, any affiliated person thereof, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Trust or Investment Adviser, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of the Trust’s or Investment Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of their duties, or by reason of reckless disregard of the Trust’s or Investment Adviser’s obligations and duties under this Agreement. Notwithstanding the
Amdmt No.1 to UBS Portfolio Management Agmt

foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Trust or Investment Adviser may have under federal or state securities laws.
     7. Section 14(a)(ii) is hereby replaced with the following and current Section 14(a)(ii) is renumbered to 14(a)(iii):
     (ii) are based upon the Fund Manager’s breach of any provision of this Agreement, including breach of any confirmation, representation, warranty or undertaking, or
     8. Section 14(b)(ii) is hereby replaced with the following and current Section 14(b)(ii) is renumbered to 14(b)(iii):
     (ii) are based upon the Investment Adviser’s breach of any provision of this Agreement, including breach of any confirmation, representation, warranty or undertaking, or
     9. In the last paragraph of Section 16, the sentence under (ii) is hereby replaced with the following:
     (ii) the Sections or Paragraphs numbered 2(g) for a period of six years, and 2(m), 2(t), 2(v), 9, 10, 13, 14, 17, 18, 19, 20 and 21 of this Agreement as well as any applicable provision of this Paragraph numbered 16 shall remain in effect.
     10. Section 19 is hereby replaced with the following:
     Notices. All notices, consents, waivers, and other communications (“Communications”) under the Agreement, as amended, shall be in writing and shall be given first via email to the addresses noted below and then by personal delivery to the applicable party (which includes via hand delivery service or a reliable nationally recognized overnight delivery or mail service, each of which shall provide evidence of receipt to the applicable parties) at the addresses noted below, or at such other address as each party hereto may direct by notice given in accordance with this paragraph. All notices shall be deemed effective the next business day following delivery in accordance with this paragraph.
A.	if to the Fund Manager, to:

UBS Global Asset Management (Americas) Inc.
One North Wacker Drive
Chicago, IL 60606
Facsimile transmission number: 312-525-7490
Attention: Legal Department
And a copy to Email: nicholas.griparich@ubs.com
Amdmt No.1 to UBS Portfolio Management Agmt

B.	if to the Investment Adviser, to:

Pacific Life Fund Advisors LLC
700 Newport Center Drive
Newport Beach, CA 92660
Attention: Robin S. Yonis
Email: Robin.Yonis@PacificLife.com
Telephone number: 949-219-6767
And a copy email to: LegalNotifications@PacificLife.com

C.	if to the Trust, to:

Pacific Life Funds
c/o Pacific Life Insurance Company
700 Newport Center Drive
Newport Beach, CA 92660
Attention: Robin S. Yonis
Email: Robin.Yonis@PacificLife.com
Telephone number: 949-219-6767
And a copy email to: LegalNotifications@PacificLife.com
     11. Section 20(a) is hereby amended by adding the following sentence to the end of the current section:
     The parties to this Agreement hereby irrevocably agree to submit to the jurisdiction of the courts located in the State of California for any action or proceeding arising out of this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard or determined in such courts.
     12. A new Section 20(f) is hereby added as follows after Section 20(e):
     (f) Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.
     13. A new Section 21 is hereby added as follows after Section 20:
     21. Confidentiality. In addition to other provisions of this Agreement related to confidentiality obligations of the parties, each party shall treat all non-public information about another party to this Agreement as confidential, proprietary information of such other party (“Confidential Information”). Such Confidential Information includes but is not limited to information about business operations, Fund portfolio holdings, business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party. Each party shall use Confidential Information only in furtherance of the purposes of this Agreement, limit access to the Confidential Information within its organization to those employees who reasonably
Amdmt No.1 to UBS Portfolio Management Agmt

require access to such Confidential Information and shall not disclose such Confidential Information to any third parties except as expressly provided for in this Agreement, and otherwise maintain policies and procedures reasonably designed to prevent disclosure of the Confidential Information. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, (iii) was known to the applicable party at the time of the disclosure or (iv) is authorized in writing by the party whose Confidential Information is to be disclosed. Further, the parties are authorized to disclose Confidential Information if required by law or regulatory authorities having jurisdiction. The disclosing party shall, if permitted by applicable law, notify the other party of such disclosure as soon as reasonably practicable.
Amdmt No.1 to UBS Portfolio Management Agmt

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: VP, Fund Advisor Operations		Title: VP & Assistant Secretary

UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.

By:	/s/ Robert McGowan	By:	/s/ Emily Kenna
	Name: Robert McGowan		Name: Emily Kenna
	Title: Managing Director		Title: Director

PACIFIC LIFE FUNDS

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Vice President		Title: VP & Assistant Secretary
Amdmt No.1 to UBS Portfolio Management Agmt

Exhibit A
PACIFIC LIFE FUNDS
FEE SCHEDULE
Effective: December 7, 2012 or the inception date of the PL Currency Strategies Fund
Portfolio: PL Large-Cap Growth Fund
The Investment Adviser will pay to the Portfolio Manager a monthly fee for its services for the above noted Portfolio based on:
     (a) The annual percentage of the combined* average daily net assets of the PL Large-Cap Growth Fund of Pacific Life Funds and the Large-Cap Growth Portfolio of Pacific Select Fund according to the following schedule:

Rate%	Break Point (assets)
0.40%	on the first $25 million
0.35%	on the next $225 million
0.25%	on the next $1.75 billion
0.20%	on excess over $2.0 billion
     (b) Multiplied by the ratio of the PL Large-Cap Growth Fund’s average daily net assets over the combined average daily net assets of the PL Large-Cap Growth Fund and the Large-Cap Growth Portfolio of Pacific Select Fund.

*	Assets are combined only while the Portfolio Manager is managing both portfolios. Otherwise rates presented above are applied as an annual percentage of the average daily net assets of the PL Large-Cap Growth Fund.

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Portfolio: PL Currency Strategies Fund
     The Investment Adviser will pay to the Portfolio Manager a monthly fee for its services based on:
     (a) The annual percentage of the combined* average daily net assets of the PL Currency Strategies Fund of Pacific Life Funds and the Currency Strategies Portfolio of Pacific Select Fund according to the following schedule:

Rate%	Break Point (assets)
0.30%	on the first $3 billion

0.28%	on excess over $3 billion
          (b) Multiplied by the ratio of the PL Currency Strategies Fund’s average daily net assets over the combined average daily net assets of the PL Currency Strategies Fund and the Currency Strategies Portfolio of Pacific Select Fund.

*	Assets are combined only while the Portfolio Manager is managing both portfolios. Otherwise rates presented above are applied as an annual percentage of the average daily net assets of the PL Currency Strategies Fund. The billing cycle will commence upon the inception date of the PL Currency Strategies Fund.
     If the Portfolio Manager provides services for less than a whole month, fees shall be prorated for any portion of a month in which the Agreement is not effective. This Exhibit A replaces any prior Exhibit A as of the effective date above.

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